Exhibit 10.3

NON-EMPLOYEE DIRECTOR COMPENSATION

On June 28, 2012, upon the recommendation of the Compensation & Benefits Committee, the Board of Directors of First BanCorp (the “Corporation”) approved the following revised compensation structure for non-employee directors, effective July 1, 2012.

Cash Compensation

Non-employee directors of the Corporation will receive the following cash compensation:

•	$75,000 annual cash retainer; $25,000 additional annual cash retainer for the Chair of the Audit Committee;

•	$20,000 additional annual cash retainer for the Chair of the Credit Committee;

•	$5,000 additional annual cash retainer for the Chairs of the Compensation and Benefits, Corporate Governance and Nominating, Asset/Liability and Compliance Committees; and

•	$5,000 additional annual cash retainer for each member, other than the Chair, of the Credit and Audit Committees.

The annual cash retainers will be payable on a monthly basis over a twelve-month period beginning on July 1, 2012.

Equity Compensation

Each non-employee director will be awarded an annual equity grant of Restricted Stock, which grant will be awarded subject to the terms and conditions set forth in the First BanCorp 2008 Omnibus Incentive Plan, as amended December 9, 2012, and subject to a one-year vesting period.

The Board of Directors also approved a reduction in the director stock ownership requirements from shares of the Corporation’s Common Stock having a fair market value of $250,000 to shares having a fair market value of $150,000, which ownership must be attained within a three-year period from commencement of Board services.